CHEMFAB CORPORATION

                              EMPLOYMENT AGREEMENT
                              --------------------


     EMPLOYMENT AGREEMENT, dated as of the 29th day of May, 1992, by and between Duane C. Montopoli, an individual residing at 108 Campion Road, North Andover, Massachusetts 01845 (the "Employee"), and Chemfab Corporation, a Delaware corporation with its principal place of business at 701 Daniel Webster Highway, Merrimack, New Hampshire 03054 (the "Employer")

     NOW, THEREFORE, in consideration of the mutual premises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

     Section 1. Freedom to Contract. The Employee hereby represents that he is free to enter into this Agreement and that he has not made and will not make any agreement in conflict with this Agreement.

     Section 2. Employment and Effective Date. This Agreement is effective as of June 1, 1992 (the "Effective Date"). As of the Effective Date, the Employer hereby continues to employ the Employee, and the Employee hereby accepts his continued employment by the Employer, as President and Chief Executive Officer of the Employer, upon the terms and conditions set forth herein.

     Section 3. Duties and Authority. Subject to the general direction and control of the board of directors of the Employer (the "Board of Directors"), the Employee hereby agrees to use his best efforts, including the highest standards of professional competence and integrity, and shall devote his full business time and effort, in and to his employment and the duties of his office hereunder and shall not engage in any other business activity except that Employee may engage from time to time in such personal investment activities as to not interfere with his day-to-day responsibilities to the Employer. Employee's authority, including without limitation his authority to bind Employer to contracts, instruments and expenditures of any kind and to dispose of or encumber corporate assets, shall not be less than that specified in or incidental to the terms of Section 3.7 of Employer's By-Laws as presently in effect, and not less than that customary to the office of President and Chief
Executive  Officer  of  an  industrial corporation.    At  any time when any
class of  securities of the  Employer   is  registered  under  section  12  of
the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or when the Employer is required to file reports under section 15 of the Exchange
Act: (i) the Employee shall report directly and exclusively to the Board of Directors, and (ii) the Employer shall each year nominate, and make best efforts to cause the election of, the Employee to a seat on the Board of Directors.

     Section 4.  Term; Termination; Rights Upon Termination.
                 -------------------------------------------

     (a) This Agreement shall take effect as of the Effective Date, and shall remain in full force and effect until terminated in accordance with the
provisions hereof. Notwithstanding   anything   else   herein   contained,   the
provisions of Sections 6 and 7,  and any rights under other provisions   hereof
which  are  vested   at   the   time  of termination of employment,  shall
survive the termination of this Agreement and of Employee's employment hereunder.

    (b)  The Employer may at any time immediately terminate the  employment of the Employee  under  this  Agreement  for Cause  (as  hereinafter  defined),
upon written notice.   For purposes of this Agreement, the term "Cause" shall
mean (i) a material breach by the Employee of any term of this Agreement (other than by reason of or resulting from any disability or illness on his part), (ii) gross and willful misconduct (including, without limitation, fraud or theft) on the part of the Employee in the performance of his duties, or his being convicted of a felony, or
(iii) the Employee becoming "permanently disabled," which shall mean that the occurrence of a mental or physical condition has rendered the Employee incapable of performing his duties for any period of six consecutive months and such incapacity is confirmed as continuing at the end of such period by expert
medical  opinion.   "Cause"  shall not  include unsatisfactory performance  of
duties except  as  provided above.    The Employee   may   at   any   time
immediately   terminate   his employment under this Agreement for Reason (as
hereinafter defined),   upon written  notice.    For  purposes  of  this
Agreement, the term "Reason" shall mean (x) a material breach by the Employer of any term of this Agreement, (y) any event of bankruptcy or insolvency in respect of Employer, or (z) any reduction in the duties or authority of Employee to a level less than customary to the office of President and Chief Executive Officer of an industrial corporation ( subject to the terms of Employer's By-Laws as presently in effect).
Subject to the remainder of this Section 4, either party may at any time terminate the employment of Employee under this Agreement upon thirty
(30) days' written notice to the other party, without Cause or Reason, as the case may be.

     (c) In the event that the Employer terminates the employment of the Employee for Cause as described in Section 4(b) hereof, or Employee terminates such employment without Reason, then the Employer shall pay and provide to the Employee at the time otherwise due under Section 5 hereof:
all Salary due to the Employee under said Section 5 that had accrued through the time of such termination (whether owed currently, or on a deferred basis (in which case it shall be paid on a deferred basis), all in accordance with the terms of Section 5); all benefits due to the Employee under said Section 5 that had accrued through the time of such termination; and all Bonus due to the Employee under said Section 5 that had accrued through the fiscal yearend of the Employer most recently preceding (or coinciding with) the date of such termination (whether owed currently, or on a deferred basis (in which case it shall be paid on a deferred basis), all in accordance with the terms of
Section 5). In addition to the foregoing, if the Employer terminates the employment of the Employee for Cause as described in Section 4(b)(iii) above, then the Employer shall pay and provide to the Employee, at the time
otherwise  due  under  Section  5 hereof:   (x)  in respect of a period (the
"Waiting Period") commencing on the date of such termination and continuing until such time as benefits under both any group long-term disability insurance policy and any supplemental individual long-term disability insurance policy maintained at such time by Employer and covering the permanent disability of the Employee begin to be payable and the Employee begins to receive payments of such benefits under both such policies: (A) all benefits that would have accrued to the Employee under said Section 5 if the Employee had continued to be employed by the Employer under the terms of this Agreement throughout the
Waiting Period;  and (B)  the excess of:   (I) all Salary that would have
accrued to the Employee at the annual contractual rate under said Section 5 (whether owed currently, or on a deferred basis (in which case it shall be paid on a deferred basis), all in accordance with the terms of Section 5) if the Employee had continued to be employed by the Employer under the terms of this Agreement throughout the Waiting Period, over (II) the amount of any cash benefits actually received by Employee in respect of the Waiting
Period on account of any group short-term or group or   supplemental   long-term
disability   insurance   policy maintained by Employer; and (y) an amount (a
"Pro Rata Bonus Amount") computed by multiplying (A) the fraction computed by dividing (I) the number of days elapsed in the fiscal year in which the termination occurred up to and through the effective date of the termination, by
(II) 365, by (B) the amount of Bonus that would have been due to the Employee under Section 5 hereof if Employee had remained employed under the terms of this Agreement through the end of the fiscal year in which the termination occurs (whether owed currently, or on a deferred basis (in which case it shall be paid on a deferred basis), all in accordance with the terms of
Section 5).

     (d)  In the event that the employment of the Employee is  terminated as  a
result   of the death of  the Employee, then the Employer shall:  (i) pay and provide to the estate, heirs or devisees of the Employee, at the time otherwise due under Section 5 hereof, (A) all Salary due to the Employee under said
Section 5 that had accrued to the time of his death and all Salary that would have accrued to the Employee at the annual contractual rate under said Section 5 if the Employee had continued to be employed by the Employer under the terms of this Agreement for a period of nine (9) months commencing on the date of the Employee's death (in each case whether owed currently, or on a deferred basis (in which case it shall be paid on a deferred basis), all in accordance with the terms of Section 5), (B) all Bonus due to the Employee under said Section 5 that had accrued through the fiscal yearend of the Employer most recently preceding (or coinciding with) the date of Employee's death (whether owed currently, or on a deferred basis (in which case it shall be paid on a deferred basis), all in accordance with the terms of Section 5), and (C) a Pro Pata Bonus Amount; and (ii) maintain during the period of nine (9) months commencing on the date of Employee's death, for the benefit of the Employee's family, such of the benefits that would have been provided under Section 5 hereof as apply to Employee's family, including without limitation, group health insurance coverage of substantially the same kind and in no lesser amounts than in effect for the benefit of the members of the Employee's family on the date of the Employee's death.

     (e) In the event that: (A) the Employer shall at any time terminate the employment of the Employee without Cause, or (B) the Employee shall terminate his employment for Reason, then, and in each such case, the Employer shall pay and provide to the Employee at the time otherwise due under Section 5 hereof: (i) all Salary due to the Employee under said Section 5 that had accrued through the time of such termination and all Salary that would have accrued to the Employee at the annual contractual rate under said
Section 5 if the Employee had continued to be employed by the Employer under the terms of this Agreement through the day nine (9) months after the date of such termination of employment (the "Severance Termination Date") (in each case whether owed currently, or on a deferred basis (in which case it shall be paid on a deferred basis), all in accordance with the terms of Section
5); (ii) all Bonus due to the Employee under said Section 5 that had accrued through the fiscal yearend of the Employer most recently preceding (or coinciding with) the date of such termination (whether owed currently, or on a deferred basis (in which case it shall be paid on a deferred basis), all in accordance with the terms of Section 5); (iii) all benefits due to the Employee under said Section 5 that had accrued through the time of such termination and all benefits that would have accrued to the Employee under said Section 5 if he had continued to be employed by the Employer under the terms of this Agreement through the Severance Termination Date; and (iv) a Pro Rata Bonus Amount.

     (f)  All   rights   of   Employee   to   compensation   and benefits under
the terms of this Section 4 are absolute with no  requirement  to  mitigate
damages.   Notwithstanding  the foregoing,  if  the Employee  is  in  fact gainfully employed during any period (a "Severance Period") in respect of which compensation and/or benefits is/are due him under the terms of this Agreement after the termination of his employment under the terms of this Agreement, then any cash amounts actually received by Employee as salary or bonus on account of such subsequent employment in respect of the Severance Period shall operate dollar for dollar as a credit against the amounts due from Employer to Employee in respect of the Severance Period; provided, that the provisions of this sentence shall not apply, and no such offset or credit shall operate (whether dollar-for-dollar or otherwise), if the termination of employment occurs after the completion of a transaction in which substantially all the outstanding voting stock or substantially all the assets of the Employer is or are acquired by any person or group of persons or Employer is party to a merger or consolidation of which Employer is not in economic substance the predominant surviving entity.

     Section 5.  Compensation and Benefits.
                --------------------------

(a)  The Employee  shall  be  paid  salary  at  an  annual rate of  $205,000
(the "Salary"),  such payments to be made (subject   to  the  provisions  of
Section  5(c)   of  this Agreement)  as customarily disbursed by the Employer.
Such Salary  shall  be  reviewed by the  Board of Directors,   for possible
increase (and in no event for decrease during the term of this Agreement), annually as of September 1 of each year during the term of this Agreement commencing with September 1, 1992, but Employer shall have no obligation to
increase  the  Salary.   If  any  such  review  results  in  an increase  in
the Salary, then the Salary as so increased shall then be the Salary for purposes of this Agreement. The Employer shall promptly reimburse the Employee for all ordinary and necessary expenses incurred by the Employee on behalf of the Employer, upon the presentation of customary vouchers and
reimbursement  slips. The  Employee  shall  be entitled     to   participatein
all   fringe  benefits  made available  under  Employer's  "exempt"  benefits package from time to time to senior executive personnel of the Employer; provided, that the fringe benefits available to the Employee under this Agreement shall in any event include the following: (i) Employer shall maintain at the expense of the Employer, and for the benefit of beneficiaries named by Employee, in addition to any group life insurance policy on the life of Employee provided under such exempt benefits package, a term life insurance policy throughout the term of this Agreement in the amount of $750,000; (ii) Employer shall maintain at the expense of the Employer, in addition to any group disability policy provided under such exempt benefits package, a long-term disability policy, for the benefit of Employee throughout the term of this Agreement, with benefits (without offset) equal to 75% of the Salary (without cap) from time to time;
(iii) Employer shall provide to Employee the use of an automobile of Employee's choice, to be (or to have been) new when first provided to Employee and to be at any time not more than four years or 75,000 miles old, to be acquired by purchase or lease at Employer's option, and to have a purchase price at the time of such acquisition not greater than $45,000 (such dollar amount to be adjusted for any percentage change in the Consumer Price Index -- All Urban Consumers (U.S.) (or other equivalent index of the Bureau of Labor Statistics (or other federal government agency serving similar function) then available) between the Effective Date and the date of such acquisition of such automobile by the Employer); and (iv) Employee shall be entitled to paid vacation accrued at a rate of 15 business days' vacation per twelve-month period that he is employed under the terms of this Agreement.

     (b) In addition to the Salary, Employee shall be paid, in respect of each fiscal year of the Employer at the end of which Employee is employed under the terms of this Agreement (and not otherwise, except that in respect of the fiscal year in which his employment terminates, Employee shall be paid a Pro Rata Bonus Amount if Section 4 hereof provides in such case for such payment), as a bonus (the "Bonus"), an amount not less than the sum of (A) the amount of the "Sales Bonus" in respect of such fiscal year calculated as provided in part A of the table set forth immediately below, plus (B) the amount of the "Earnings Bonus" in respect of such fiscal year calculated as provided in part B of said table; provided, that for purposes of the calculation of the Sales Bonus, "Sales" shall be defined as net sales of the Employer and its consolidated subsidiaries on a consolidated basis, calculated in accordance with generally accepted accounting principles; provided, further, that for purposes of the calculation of the Earnings Bonus, "EPS" shall be determined by dividing Consolidated Net Income (as below defined) by the number of shares that would be used in a primary earnings per share calculation determined in
accordance with generally   accepted   accounting   principles   consistently
applied; and provided, further, that any performance bonus to be paid to Employee at any time in excess of the sum of the amounts of the Sales Bonus and the Earnings Bonus shall be in the sole and unfettered discretion of the Board of Directors and shall in no event be required by this Agreement.

              A                                    B
           Sales Bonus                        Earnings Bonus
           -----------                        --------------

      Sales Growth      Bonus As          "EPS" Growth      Bonus As
      Over Pre-         % of Year's       Over Pre-         % of Year's
      ceding Year       Base Pay          ceding Year       Base Pay
      -----------       --------          -----------       --------
            50% +            45%               100% +              55%
            48%              43%                95%                53%
            46%              41%                90%                51%
            44%              39%                85%                49%
            42%              37%                80%                47%
            40%              35%                75%                45%
            38%              33%                70%                42%
            36%              31%                65%                39%
            34%              29%                60%                36%
            32%              27%                55%                33%
            30%              25%                50%                30%
            27%              21%                47%                26%
            24%              18%                44%                22%
            21%              15%                41%                19%
            18%              13%                38%                16%
            15%              11%                35%                14%
            12%               9%                32%                12%
             9%               7.5%              29%                10.5%
             6%               6%                26%                 9%
          Less  than 6%      -0-                23%                 7.5%
                                                20%                 6%
                                             Less than 20%         -0-


            Examples:          (I)  If Salary for FY 1994   =
                                    $220,000,  net  sales  for FY 1994  =
                                    $61 million,  net sales for FY 1993
                                    = $57 million,  EPS  for  FY  1994  =
                                    $1.80, and EPS for FY 1993 = $1.20,
                                    then total Bonus  in  respect of FY
                                    1994  =  $79,200  ($220,000  x  [6%  +
                                     30%]).

                              (II) If  same  facts  as  Example  I
                                   except net sales for FY 1994 = $95
                                   million  and  EPS  for  FY  1994  =
                                   $4.00,  then total Bonus in respect
                                   of FY 1994  = $220,000  ($220,000 x
                                   [45% + 55%]).

Subject to the provisions of Section 5(c) of this Agreement, the Bonus in respect of each fiscal year shall be paid to Employee not later than the day 75
days after the last day of   such   fiscal   year.    Notwithstanding   anything
else contained in this Section 5(b) with respect to the calculation of the Sales Bonus: (i) payment of the Sales Bonus shall be in the sole and unfettered discretion of the Board of Directors and shall not be required by the terms of this Agreement in respect of any fiscal year in respect of which income  before  income  tax  of  the  Employer  and  its consolidated
subsidiaries   on   a   consolidated   basis, calculated in accordance with
generally accepted accounting principles  consistently applied but without
regard to  any and   all   senior  management   bonuses   (including  without
limitation the Bonus), ("Consolidated Net Income") is less than one-half (1/2) the sum of the Consolidated Net Income in respect of the two-year period ended on the last day before the commencement of such fiscal year; and
(ii) if any consolidated subsidiary, division or portion of the business of Employer or any consolidated subsidiary was acquired as a going business by Employer or any consolidated subsidiary during the fiscal year in respect of which the Sales Bonus is being calculated or at any time during the one-year period ended on the last day before the commencement of such fiscal year, then all net sales calculations for purposes of computing the Sales Bonus (but no Consolidated Net Income calculation for purposes of clause (i) of this paragraph) in respect of any period before the consummation of such acquisition shall be made on a pro forma basis as if the acquisition had been consummated before any period relevant to the calculation of net sales for purposes of the Sales Bonus.


     (c) Notwithstanding anything else contained in this Section 5, Employee may, before the first day of any fiscal year of the Employer, by written notice to the Employer irrevocably cause all, or any such portion(s) as such notice may designate, of the Salary and/or Bonus in respect of such ensuing fiscal year to be due and payable at any such date or dates (subsequent to the date or dates when such Salary or Bonus would otherwise, be payable hereunder (each a 'Normal Due Date")) as such notice may designate (each a
"Deferred Due Date").   From and after each Normal Due Date and until the
corresponding Deferred Due Date, the relevant deferred amount of Salary and/or Bonus shall accrue interest at an annual rate two and one-half percentage points (2.5%) less than the rate publicly announced from time to time by Manufacturers
and Traders Trust Company as  its  prime rate (compounded  quarterly).   The
relevant deferred amount and all interest so accrued thereon shall be an unsecured general obligation of Employer, due and payable on the Deferred Due Date.

     Section 6. Level A Agreement. The Level A Employee Agreement dated as of January 12, 1988 between Employer and Employee (the "Level A Agreement") shall survive the execution of this Agreement and shall remain in full force and effect in accordance with its terms.

     Section 7.  Miscellaneous.
                 -------------
     (a) All notices given under any provisions of this Agreement shall be in writing and mailed by registered or certified mail, return receipt requested, or delivered by hand, to the Employer to its Secretary at its principal place of business, and to the Employee at the address set forth in the first page of this Agreement, or such other address, in each case, as the addressee shall have last furnished to the communicating party, and shall be effective when received or, if sooner, five days after such mailing.

     (b)  Except  as  otherwise  expressly  provided  herein, this  Agreement
shall  be  binding  upon,  and  inure  to  the benefit   of,   the   parties
hereto,   their   heirs,   legal representatives,   successors   and   assigns
(whether   by purchase,  merger  or otherwise) .   Neither party may  assign any
of its rights or obligations hereunder without the prior written consent of the other party hereto, except that Employer may assign its rights hereunder to a successor corporation to Employer.

     (c) This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which, taken together, shall constitute but one and the same instrument, and in making proof of this Agreement it shall be necessary to produce only one such counterpart without the necessity of accounting for any other counterparts.

     (d) That certain Employment Agreement between the parties hereto dated as of June 30, 1989 (the "Prior Employment Agreement") is hereby rescinded, superseded and rendered void and without effect, as of the Effective Date and thereafter, other than as to rights already vested, and in no event shall any compensation or benefit provisions hereof and thereof of essentially similar import confer a double benefit as to any period of
employment,  but rather the   provisions   of   this   Agreement   shall
control   as applicable.   As  of  the Effective Date  and  thereafter,  in case
of  any  conflict  between,  on  the  one  hand,  this Agreement,   the   Level
A  Agreement,   any   stock  option agreements  executed between the Employer
and  the Employee and  held  by  the  Employee,  and/or  any  other  agreement
specifically   referenced  herein   (other   than   the  Prior Employment
Agreement)    (all    (except   this   Agreement) collectively the "Referenced
Agreements"), and, on the other hand, any instrument, agreement or understanding (written or oral) not specifically referenced herein, the terms and conditions of this Agreement and the Referenced Agreements shall control.

     (e) No consent to or waiver of any breach or default in the performance of any obligation hereunder shall be deemed or construed to be a consent to or waiver of any other breach or default in performance of any of the same or any other obligations hereunder. Failure on the part of any party to complain of any act or failure to act of any other party or to declare any party in default, irrespective of how long such failure continues, shall not constitute a waiver of rights hereunder, and no waiver hereunder shall be effective unless it is in writing, executed by the party waiving a breach or default hereunder.

     (f) This Agreement may not be amended or modified except by an instrument in writing executed by each of the parties hereto.

     (g) If any provision of this Agreement or the Level A Agreement shall, in whole or in part, prove to be invalid for any reason in any circumstances, such invalidity shall affect  only the portion of  such provision which shall be invalid and only in such circumstances, and no other portion or  provision of  this  Agreement  or  the  Level  A Agreement shall  be  invalidated,
impaired  or  affected  thereby,  nor shall   be   such   provision   or
portion   in   any   other circumstances.

     (h) The headings of sections of this Agreement are for convenience of reference only and are not intended to affect its meaning or construction.

     (i) The validity, enforceability and interpretation of any and all of the provisions of this Agreement shall be determined in accordance with and governed by the laws of the State of New Hampshire.

     (j) Each of the parties represents that he or it has not used any employment counsellor or other person who would be entitled to any compensation which has not been paid for arranging or obtaining the employment hereby governed.

     (k) Any dispute under or relating to this Agreement shall be resolved promptly by arbitration in New Hampshire by an arbitrator selected by, and under the rules of, the American Arbitration Association; such arbitrator shall have the power to award monetary damages, punitive damages, injunctive
relief,  costs  and  attorneys   fees,  and  other appropriate  relief;  and
judgment upon the award of such arbitrator may be entered in any court having jurisdiction thereof.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as an instrument under seal as of the date first written above.


                         CHEMFAB CORPORATION



                         By  /s/ Duane Montopoli
                            ------------------------

                         Title:  President & CEO
                               ---------------------


                         /s/ Duane C. Montopoli
                         ---------------------------
                         Duane C. Montopoli
                              CHEMFAB CORPORATION






                                   AMENDMENT

                                      TO

                              EMPLOYMENT AGREEMENT

     This AMENDMENT (this "Amendment") to Employment Agreement is made as of July 1, 1994 by and between Duane C. Montopoli, an individual residing at 108 Campion Road, North Andover, Massachusetts 01845 (the "Employee"), and Chemfab Corporation, a Delaware corporation with its principal place of business at 701 Daniel Webster Highway, Merrimack, New Hampshire 03054 (the "Employer").

                              W I T N E S S E T H:

     WHEREAS, the Employee and the Employer are parties to that certain Employment Agreement dated as of May 29, 1992 (the "Employment Agreement"); and

     WHEREAS, the Employee and the Employer desire to amend the Employment Agreement in the manner provided below.

     NOW, THEREFORE, in consideration of the foregoing premises and the Employee's continued employment with the Employer, the parties hereto hereby agree as follows:

     SECTION 1. Definitions. Capitalized terms used herein without definition shall have the respective meaning provided for such terms in the Employment Agreement.

     SECTION 2. Modification of the Employment Agreement.
                ---------------------------------------

     2.1 Section 5(b). Section 5(b) of the Employment Agreement is hereby amended and restated to read in its entirety as follows:

     "(b) In addition to receiving the Salary, during the term of this Agreement, Employee shall be entitled to participate in any and all cash bonus plans, and other variable compensation arrangements, established for the corporate officers of Employer and approved by the Board of Directors from time to time (any and all such plans and arrangements being hereinafter referred to as "Bonus Plans"). The amount of any bonus earned by the Employee pursuant to any and all Bonus Plans in respect of any fiscal year of the Employer shall hereinafter be referred to as a "Bonus"."

     2.2 Section 4. Sections 4(c), 4(d) and 4(e) of the Employment Agreement are hereby modified and amended to eliminate therefrom any specific right of the Employee to receive from the Employer, and any specific obligation of the Employer to pay to the Employee, any Bonus or any Pro Rata Bonus Amount pursuant to the Employment Agreement upon any termination of the Employee's employment with the Employer or with respect to the year in which such termination occurs or any portion thereof (regardless of the circumstances of such termination and of whether such termination is effected by the Employer or Employee), since, from and after the date of this Amendment, any right of the Employee to receive from the Employer and any obligation of the Employer to pay to the Employee, any amount in respect of any Bonus upon or after the termination of Employee's employment with the Employer or with respect to the year in which such termination occurs or any portion thereof shall be as provided pursuant to the terms of any and all Bonus Plans then in effect and the Company's practices thereunder.

     SECTION 3. Ratification. Except to the extent amended hereby, all of the terms, provisions and conditions of the Employment Agreement are hereby ratified and confirmed and shall remain in full force and effect. The term "Agreement'. as used in the Employment Agreement, shall be deemed a reference to the Employment Agreement as amended by this Amendment.

     SECTION 4. Entire Agreement. The Employment Agreement and this Amendment, together with the other writings referred to therein and herein, contain the entire agreement among the parties with respect to the subject matter thereof and hereof and shall be read and construed together as a single agreement.

     SECTION 5. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New Hampshire, excluding the choice of law rules thereof.

     SECTION 6. Headings. The headings of the various sections of this Amendment have been inserted for convenience of reference only and shall not be deemed a part of this Amendment.

     SECTION 7. Counterparts. This Amendment may be executed in any number of counterparts, any such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

                              CHEMFAB CORPORATION

                              By /s/ Duane C. Montopoli
                                ------------------------------
                              Name: Duane C. Montopoli
                              Title: President & CEO


                               /s/ Duane C. Montopoli
                               ------------------------
                               Duane C. Montopoli